Exhibit 10.3

SECURED REVOLVING LOAN NOTE

$1,500,000.00	July 6, 2010 New York NY

                As and when provided by the terms of that certain Revolving Loan and Security Agreement of even date herewith, or as it may be subsequently amended, signed by the undersigned as “Borrower” (“Loan Agreement”), For Value Received, the undersigned (the “Borrower”) jointly and severally promises to pay to the order of CORNERSTONE BANK (the “Lender”),  in care of Sterling National Bank, as Agent pursuant to the Loan Agreement (the “Agent”) at 500 Seventh Avenue, New York NY 10018-4502, the principal sum of One Million Five Hundred Thousand Dollars ($1,500,000.00), or such lesser principal amount actually advanced pursuant to the Loan Agreement.

This Note bears interest during each calendar month from the date hereof until paid as set forth in the Loan Agreement.  Interest is to be paid at time intervals as set forth in the Loan Agreement.  In no event is the interest rate to be higher than the maximum lawful rate.  Interest is calculated on a daily basis upon the unpaid balance with each day representing 1/360th of a year.

All payments on this Note are to be made in immediately available lawful money of the United States as provided in the Loan Agreement to Sterling National Bank, as Agent for Lender. The foregoing authorization is in addition to, and not in limitation of, any rights of setoff.

In the event and during the continuance of a Default (as defined in the Loan Agreement), the Agent in its discretion may  impose the accrual of default  interest  on all amounts payable hereunder at a rate equal to five (5%) percent per annum (the “Default Rate”) in addition to the interest rate otherwise payable hereunder.  Borrower acknowledges that: (i) such additional Default Rate is a material inducement to Lender to make the loan; (ii) Lender would not have made the loan in the absence of the agreement of the Borrower to pay such additional Default Rate; (iii) such additional Default Rate represents compensation for increased risk  to Lender that the loan will not be repaid; and (iv) such additional Default Rate is not a penalty and represents a reasonable estimate of (a) the cost to Lender in allocating its resources (both personnel and financial) to the ongoing review, monitoring, administration and collection of the loan and (b) compensation to Lender for losses that are difficult to ascertain.

In the event any payment is received by the Agent more than ten (10) days after the date due,  the Agent may assess, in its discretion, and the undersigned is to pay, to the extent permitted by law, to Agent a late charge of five (5%) percent of the overdue payment.  Any such late charge so assessed by Agent is immediately due and payable.  Any payment received after 3:00 P.M. on a banking day (other than as advanced or debited later than such time by the Agent or any Lender) is deemed received on the next succeeding banking day.

This Note is secured by the Collateral as defined in the Loan Agreement.  Capitalized terms used and not otherwise defined in this Note have the meaning set forth in the Loan Agreement.   The terms and provisions of the Loan Agreement are incorporated herein by reference.  In the event of conflict, ambiguity or inconsistency between the terms of the Loan Agreement and the terms hereof, the terms of the Loan Agreement prevail.

Except as otherwise specified in the Loan Agreement, each payment made in respect of  this Note is to be applied first to the payment of any expenses or charges payable hereunder and accrued interest, and the balance applied to principal amounts due under this Note.

The undersigned hereby waives demand, notice of non-payment, protest, and all other  notices or demands whatsoever, and hereby consents that without notice to and without releasing the liability  of any party, the obligations evidenced by this Note or the Loan Agreement may from time to time, in whole or part, be renewed, extended, modified, accelerated, compromised, settled or released by Agent.

Agent’s books and records are prima facie evidence of the amount of the obligations and are binding upon Borrower absent manifest error.

Agent is hereby authorized to fill in any blank spaces in this  Note and to date this  Note as of the applicable date and to correct patent errors herein.

Pursuant to Section 5-1401 of the New York General Obligations Law, the substantive laws of the State of New York, without regard to the choice of law principles that might otherwise apply to defer to the substantive laws of another jurisdiction, shall govern the validity, construction, enforcement and interpretation of this Note.

BORROWER, AGENT AND LENDERS EACH HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS NOTE OR  OTHER  LOAN DOCUMENTS  AS  AN INDUCEMENT TO THE ACCEPTANCE BY LENDER OF THIS NOTE.

Witness: /s/ Lawrence David Swift Lawrence David Swift, Esq	SPAR Group, Inc. By: /s/ James R. Segreto James R. Segreto Chief Financial Officer, Treasurer and Secretary

Witness: /s/ Lawrence David Swift Lawrence David Swift, Esq	SPAR Incentive Marketing, Inc. By: /s/ James R. Segreto James R. Segreto Chief Financial Officer, Treasurer and Secretary

Witness: /s/ Lawrence David Swift Lawrence David Swift, Esq	PIA Merchandising Co., Inc. By: /s/ James R. Segreto James R. Segreto Chief Financial Officer, Treasurer and Secretary

Witness: /s/ Lawrence David Swift Lawrence David Swift, Esq	Pivotal Sales Company By: /s/ James R. Segreto James R. Segreto Chief Financial Officer, Treasurer and Secretary

Witness: /s/ Lawrence David Swift Lawrence David Swift, Esq	National Assembly Services, Inc. By: /s/ James R. Segreto James R. Segreto Chief Financial Officer, Treasurer and Secretary

Witness: /s/ Lawrence David Swift Lawrence David Swift, Esq	SPAR Acquisition, Inc. By: /s/ James R. Segreto James R. Segreto Chief Financial Officer, Treasurer and Secretary

Witness: /s/ Lawrence David Swift Lawrence David Swift, Esq	SPAR Trademarks, Inc. By: /s/ James R. Segreto James R. Segreto Chief Financial Officer, Treasurer and Secretary
Witness: /s/ Lawrence David Swift Lawrence David Swift, Esq.	SPAR Marketing Force, Inc. By: /s/ James R. Segreto James R. Segreto Chief Financial Officer, Treasurer and Secretary

Witness: /s/ Lawrence David Swift Lawrence David Swift, Esq.	SPAR, Inc. By: /s/ James R. Segreto James R. Segreto Chief Financial Officer, Treasurer and Secretary

Witness: /s/ Lawrence David Swift Lawrence David Swift, Esq.	SPAR/Burgoyne Retail Services, Inc. f/k/a Retail Information, Inc. By: /s/ James R. Segreto James R. Segreto Chief Financial Officer, Treasurer and Secretary

Witness: /s/ Lawrence David Swift Lawrence David Swift, Esq.	SPAR Group International, Inc. By: /s/ James R. Segreto James R. Segreto Chief Financial Officer, Treasurer and Secretary